Exhibit 10.4

INCYTE CORPORATION 2010 STOCK INCENTIVE PLAN:

NONSTATUTORY STOCK OPTION AGREEMENT

Nonstatutory Stock Option	This option is not intended to be an incentive stock option under section 422 of the Internal Revenue Code.

Vesting

Your right to exercise this option vests in 25 installments over a three-year period, as shown on the Notice of Grant of Stock Options (the “grant notice”). The first installment consists of 33.33% of the total number of shares covered by this option. It becomes exercisable on the “full vest” date shown on the grant notice. Each of the subsequent installments consists of 2.77791% of the total number of shares covered by this option. The subsequent installments become exercisable at the end of each of the 24 months following the full vest date of the first installment. The number of shares in each installment will be rounded to the nearest whole number. No additional shares will vest after your Incyte service has terminated for any reason, except as provided below under “Change in Control.”

Term

Your option will expire in any event at the close of business at Incyte headquarters on the day before the 7th anniversary of the Date of Grant, as shown on the grant notice. (It will expire earlier if your Incyte service terminates, as described below.)

Regular Termination

If your service as an employee, director, consultant or advisor of Incyte (or any subsidiary) terminates for any reason except death or total and permanent disability, then your option will expire at the close of business at Incyte headquarters on the 90th day after your termination date.

Incyte determines when your service terminates for this purpose.

Death

If you die as an employee, director, consultant or advisor of Incyte (or any subsidiary), then your option will expire at the close of business at Incyte headquarters on the date 6 months after the date of death. During that 6-month period, your estate or heirs may exercise the vested portion of your option.

Disability

If your service as an employee, director, consultant or advisor of Incyte (or any subsidiary) terminates because of your total and permanent disability, then your option will expire at the close of business at Incyte headquarters on the date 6 months after your termination date.

Incyte determines when your service terminates for this purpose.

“Total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence

For purposes of this option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by Incyte in writing and the terms of the leave or applicable law requires continued service crediting. But your service terminates in any event when the approved leave ends, unless you immediately return to active work.

Incyte determines which leaves count for this purpose and the date the approved leave ends.

Restrictions on Exercise

Incyte will not permit you to exercise this option if the committee designated by the Board of Directors to administer the Plan (the “Committee”) determines, in its sole and absolute discretion, that the issuance of shares at that time could violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify Incyte by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by Incyte.

If someone else wants to exercise this option after your death, that person must prove to Incyte’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

•                  Your personal check, a cashier’s check or a money order.

•                  Irrevocable directions to a securities broker approved by Incyte to sell your option shares and to deliver all or a portion of the sale proceeds to Incyte in payment of the option price and withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by Incyte.

•                  Irrevocable directions to a securities broker approved by Incyte to pledge your option shares for a margin loan and to deliver all or a portion of the loan proceeds to Incyte in payment of the option price and withholding taxes. (The balance of the loan proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by Incyte.

•                  Certificates for Incyte stock that you have owned for at least 6 months, along with any forms needed to effect a transfer of the shares to Incyte. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

A form of payment will not be available if the Committee determines, in its sole and absolute discretion, that such form of payment could violate any law or regulation.

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements, satisfactory to Incyte, to pay any withholding taxes that may be due as a result of the option exercise.

Restrictions on Resale

By accepting the grant notice, you agree not to sell any option shares at a time when applicable laws or Incyte policies prohibit a sale. This restriction will apply as long as you are an employee, director, consultant or advisor of Incyte (or a subsidiary).

Change in Control

The following provisions will apply in the event a Change in Control (as defined in the Plan) occurs while this option is outstanding and you are still performing service as an employee, director, consultant or advisor of Incyte (or any parent or subsidiary). For purposes of these provisions, Incyte or any parent or subsidiary for which you are performing service is referred to as the “Employer.”

If this Agreement is not assumed or replaced with a new comparable award by the Employer (with the determination of comparability to be made by the Committee), then there would be full accelerated vesting of this option upon the Change in Control.

If this Agreement is assumed or replaced with a new comparable award, then this option (or such comparable award) would vest in full if within one year following the Change in Control your service for the Employer is terminated without Cause or is Constructively Terminated.

For purposes of this Agreement, “Cause” shall mean

(i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between Incyte and you on the date specified in the grant notice (or where there is such an agreement or plan but it does not define “cause” (or words of like import)): (A) your continued failure to perform your duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness or total and permanent disability, which incapacity has been recognized as such by the Committee or its designee); (B) engagement in illegal conduct, gross misconduct or dishonesty that is injurious to the Employer or its affiliates; (C) unauthorized disclosure or misuse of any of the Employer’s secret, confidential or proprietary information, knowledge or data relating to the Employer or its affiliates; or (D) violation of any of the employee policies or procedures of the Employer; or

(ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between Incyte and you on the date specified in the grant notice that defines “cause” (or words of like import), as defined under such agreement or plan.

For purposes of this Agreement, “Constructive Termination” shall mean

(i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between Incyte and you on the date specified in the grant notice (or where there is such an agreement or plan but it does not define “constructive termination” (or words of like import)): (A) the assignment to you of any duties fundamentally inconsistent with your position, authority, duties or responsibilities as in effect immediately prior to a Change in Control (or any other action by the Employer that results in a fundamental diminishment in such position, authority, duties or responsibilities as in effect immediately prior to a Change in Control), provided that neither a mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to the Change in Control shall constitute fundamental diminishment; (B) the Employer requiring you to be based at any office or location more than 50 miles from the office or location where you are based immediately prior to the Change in Control; or (C) any reduction in your annual base salary or target bonus opportunity (if any) from that which exists immediately prior to a Change in Control; or

(ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between Incyte and you on the date specified in the grant notice that defines “constructive termination” (or words of like import), as defined under such agreement or plan.

Transfer of Option

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, designate a family member or family trust as your beneficiary to exercise this option after your death (your designation must be in writing and delivered to Incyte), or you may dispose of this option in your will.

Regardless of any marital property settlement agreement, Incyte is not obligated to honor a notice of exercise from your former spouse, nor is Incyte obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights

Neither your option nor this Agreement gives you the right to be retained by Incyte (or any subsidiaries) in any capacity. Incyte (and any subsidiaries) reserve the right to terminate your service at any time, with or without cause.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of Incyte until a certificate for your option shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Recovery and Reimbursement of Option Gain

Incyte shall have the right to recover, or receive reimbursement for, any compensation or profit realized by the exercise of this option or by the disposition of any option shares to the extent Incyte has such a right of recovery or reimbursement under applicable securities laws.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Incyte stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the

State of Delaware (without regard to its choice of law provisions).

The Plan and Other Agreements

The text of the Incyte Corporation 2010 Stock Incentive Plan (the “Plan”) is incorporated in this Agreement by reference. All capitalized terms not defined in this Agreement are subject to definition under the Plan. If there is any discrepancy between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

This Agreement, the grant notice and the Plan constitute the entire understanding between you and Incyte regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement signed by you and Incyte.

By accepting the grant notice, you agree to all

of the terms and conditions described above and in the Plan.